Exhibit 10(a)(iv)
COUSINS PROPERTIES INCORPORATED
2005 Restricted Stock Unit Plan
Restricted Stock Unit Certificate – Performance Conditioned
     This Restricted Stock Unit Certificate evidences the grant by Cousins Properties Incorporated (“CPI”) of an award (“Award”) of restricted stock units (“Restricted Stock Units”) to the employee named below (“Key Employee”) pursuant to CPI’s 2005 Restricted Stock Unit Plan (the “Plan”). The definitions set forth in the Plan are incorporated in this Certificate, and this Award is subject to all of the terms and conditions set forth in the Plan (to the extent such terms are not inconsistent with the terms in this Award) and in this Certificate.
Terms and Conditions
1.	Name of Key Employee: .

2.	Grant Date. The Grant Date is February 20, 2006.

3.	Number of Restricted Stock Units. This Award is for 100,000 Restricted Stock Units. The Value of each Restricted Stock Unit is equal to the Fair Market Value of one share of common stock of CPI (“Stock”) as of the date payment is due under the Plan.

4.	Vesting and Forfeiture.
     a. In general. This Award shall vest with respect to 100% of the Restricted Stock Units on the fifth anniversary of the Grant Date provided (i) Key Employee has been continuously employed by CPI at Key Employee’s current position or an equivalent or higher position for the Applicable Period, (ii) CPI achieves an average annual total shareholder return of at least 10% (as determined by the Committee) for the Applicable Period (as defined below), and (iii) CPI has a minimum aggregate total of $1 Billion of new development starts (as determined by the Committee) (“Development Target”) during the Applicable Period. If Key Employee’s employment with CPI at Key Employee’s current position or an equivalent or higher position terminates before the last day of the Applicable Period for any reason, including termination with or without cause or due to death, or if any of the other vesting conditions are not met, the Restricted Stock Units shall be forfeited and expire immediately and automatically. For purposes of this § 4, Key Employee shall be treated as having terminated employment with CPI if Key Employee is unable to perform his duties due to permanent disability (as determined by the Committee). “Applicable Period” shall mean the period that begins on the Grant Date and ends on the fifth anniversary of such date. Vesting shall be determined solely under this § 4 of this Certificate, and no vesting or payment shall occur upon a Change in Control (except as described in § 4(b) below) or upon death pursuant to § 6 or § 8 of the Plan.
     b. Change in Control. Notwithstanding any language in § 7 of the Plan to the contrary, upon a Change in Control, the Committee shall in its discretion take the action described in either Alternative 1 or Alternative 2 as described in this § 4(b). Under Alternative 1, the Committee shall adjust in an equitable manner the outstanding Restricted Stock Units and the vesting conditions in §4(a)(ii) and, if appropriate, §4(a)(iii), in each case to take into account the Change in Control and then the Restricted Stock Units shall remain outstanding subject to such adjustments. Under Alternative 2, the Committee shall (i) divide the number of days that have elapsed from the Grant Date to the date of the Change in Control (as determined by the Committee) by 1825 (i.e., 365 days x 5 years) to determine the percentage of the Applicable Period that has elapsed as of the Change in Control date (“Applicable Percentage”), (ii) multiply the number of Restricted Stock Units by the Applicable Percentage to get the number of Restricted Stock Units subject to potential vesting upon the Change in Control (“Potentially Vested Units”) and any remaining Restricted Stock Units shall be forfeited, (iii) adjust the Development Target by multiplying $1 Billion by the Applicable Percentage, (iv) apply all the vesting conditions using the Adjusted Applicable Period (as defined below), and determine if the vesting conditions are met, and if so, vest the Potentially Vested Units, and (v) if the vesting conditions are not met, forfeit the Potentially Vested Units. Solely for purposes of Alternative 2, “Adjusted Applicable Period” means the period that begins on the Grant Date and ends upon the date of a Change in Control.
5.	Individual Account. A separate bookkeeping account shall be established and maintained by CPI (the “Account”) to record Key Employee’s Restricted Stock Units. The Account shall be maintained on CPI’s books solely for record keeping purposes, and shall not represent any actual segregation or investment of assets or any interest in any shares of Stock.

6.	Cash Dividends. If a cash dividend (whether ordinary or extraordinary) is paid on a share of Stock while an Award is outstanding, CPI shall not pay key Employee any amount in cash in connection with such dividend.

7.	Distribution of Payment Represented by Units. Payment of vested Restricted Stock Units shall be made in a single payment in cash to key Employee (or if Key Employee dies after the Restricted Stock Units vest and before payment is made, his Beneficiary) as soon as practicable after the Restricted Stock Units vest, but in no event later than 2 1/2 months after the calendar year in which vesting occurs.

8.	Withholding. CPI shall have the right to take whatever action the Committee directs to satisfy applicable federal, state and other withholding requirements.

9.	Nontransferability And Status As Unsecured Creditor. Key Employee shall have no right to transfer or otherwise assign Key Employee’s interest in any Restricted Stock Units. All payments pursuant to this Award shall be made from the general assets of CPI, and any claim for payment shall be the same as a claim of any general and unsecured creditor of CPI.

10.	Employment and Termination. Nothing in this Certificate shall give Key Employee the right to continue in employment with CPI or limit the right of CPI to terminate Key Employee’s employment with or without cause at any time.

11.	No Shareholder Rights. Key Employee shall have no rights as a shareholder of CPI as a result of this Award.

12.	Amendment and Termination. The plan and this Award may be modified and/or terminated as set forth in the plan.

13.	Miscellaneous. This Certificate shall be governed by the laws of the State of Georgia.

Cousins Properties Incorporated

By:

Name:

Title: